Exhibit 5.1

July 18, 2025

Predictive Oncology Inc.

91 43rd Street, Suite 110

Pittsburgh, Pennsylvania 15201

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Predictive Oncology Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the resale from time to time of up to 1,921,706 shares (the “Shares”) of common stock of the Company, $0.01 par value per share (the “Common Stock”) to be sold by YA SN II, LTD. (the “Selling Stockholder”), which shares include (i) up to 1,801,224 Shares (the “SEPA Shares”) that the Company may, at its discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of the prospectus that forms a part of the Registration Statement, pursuant to the Standby Equity Purchase Agreement, dated July 1, 2025, entered into between the Company and the Selling Stockholder (the “SEPA”) and (ii) 120,482 Shares (the “Commitment Shares”) issued to the Selling Stockholder as consideration for its irrevocable commitment to purchase Shares at the Company’s direction, from time to time after the date of the prospectus that forms a part of the Registration Statement, upon the terms and subject to the conditions set forth in the SEPA.

This opinion letter is being delivered in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below, including (i) the Registration Statement and exhibits thereto; (ii) the Company’s certificate of incorporation, together with all amendments and supplements thereto filed with the Secretary of State of the State of Delaware through the date hereof; (iii) the Company’s bylaws, as amended and restated to the date hereof; (iv) the SEPA; (v) the resolutions adopted by the board of directors of the Company; and (vi) a certificate executed by officers of the Company with respect to certain factual matters material to the opinions set forth below.

For purposes of rendering our opinion set forth below, we have not examined any document other than the documents listed above and assume there exists no provision of any document relating to the matters covered by our opinion set forth below that we have not reviewed that is inconsistent with the documents listed above or our opinion set forth below. We have conducted no independent factual investigation of our own but rather have relied on the documents listed above, the statements and information set forth therein and the additional matters recited or assumed in this opinion letter, all of which we assume to be true, complete and accurate in all respects.

For purposes of this opinion letter, we have assumed that: (a) each document examined by us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and will be, at the time of issuance or resale of the Shares, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed for purposes of this opinion letter (i) the legal capacity of natural persons, (ii) that each party to the documents examined by us (A) is duly incorporated or formed, as applicable, and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, respectively, (B) has the legal capacity, power and authority to execute, deliver and perform such party’s obligations under such documents to which such it is a party, (C) has taken all action necessary to authorize the execution, delivery and perform such party’s obligations under such documents to which it is a party, and (D) has duly executed and delivered such documents, and (iii) each of the documents examined by us constitutes the legal and binding obligation of each party thereto, enforceable against each such party in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Commitment Shares are validly issued, fully paid and nonassessable and (ii) the SEPA Shares, when issued in accordance with the terms of the SEPA, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, and all applicable judicial and regulatory determinations in connections therewith. Our opinions are based on the laws in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement these opinions after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other United States federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the Common Stock appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and in any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ DLA Piper LLP (US)